Exhibit 10.4.4

NON-EMPLOYEE DIRECTOR EQUITY AWARD PROGRAM

UNDER

THE EMERITUS CORPORATION AMENDED AND RESTATED 2006 EQUITY

INCENTIVE PLAN

RESTRICTED STOCK AWARD NOTICE

Emeritus Corporation (the “Company”) hereby grants to you a Restricted Stock Award (the “Award”) for shares of the Company’s Common Stock under the Company’s Non-Employee Director Equity Award Program (the “Program”), which is administered under the terms of the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Plan”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Award Notice (the “Award Notice”) and in the Restricted Stock Award Agreement, the Program and the Plan, which are incorporated into this Award Notice in their entirety.

Participant:

Grant Date:

Number of Restricted Shares Subject to the Award (the “Shares”):

Fair Market Value Per Share on Grant Date (Informational, for tax purposes):

Purchase Price (per Share):

Vesting Schedule:	The Award will become vested and no longer subject to forfeiture on the business day immediately prior to the first annual meeting of shareholders that occurs after the Grant Date (the “Vest Date”), subject to your continued service as a director through the Vest Date.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice and the attached Restricted Stock Award Agreement. You further acknowledge that as of the Grant Date, the Award Notice, the Restricted Stock Award Agreement, the Program and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

EMERITUS CORPORATION		PARTICIPANT

By:	Granger Cobb	Taxpayer ID:

Title:	President and Chief Executive Officer	Address:

Attachment:

1. Restricted Stock Award Agreement